Exhibit 10.2

Prudential Financial Executive Officer Severance Policy

Background

Severance. The Prudential Financial Severance Plan for Senior Executives, which does not include the Chief Executive Officer, provides that in the event of an involuntary termination that satisfies the conditions in the plan, an executive would be entitled to severance payments ranging from 12 to 18 months of salary and bonus.

Change of Control. On October 10, 2006, the Board amended the Change of Control Program as reported on a Form 8-K filed with the Securities and Exchange Commission. The primary changes include:

•	The payment multiple for Tier 1 executives (currently 12 executives, including the Chief Executive Officer) will be reduced from three times salary and bonus to two times salary and bonus.

•	The entire amount of the payment for Tier 1 executives will be contingent on the executive executing a non-competition agreement. Currently, the execution of a non-competition agreement is required to increase the payment from two times salary and bonus to three times salary and bonus.

•	The calculation of “bonus” will be changed from the “higher of the last bonus or the average of the three prior years’ bonuses” to the “average of the three prior years’ bonuses”.

•	The Company’s obligation to reimburse the executive for any excise tax liability incurred as a result of change of control payments will be eliminated for all participants.

Under the terms of the Program plan documents, these changes become effective one year following notice to the participants.

Policy

On October 10, 2006, the Board adopted the following policy:

The Company will not enter into any severance or change in control agreements with any of its executive officers that provide for benefits that exceed 2.99 times the sum of the officer’s base salary and most recently earned cash bonus without shareholder approval or ratification.

For purposes of this policy, benefits do not include (a) the value of accelerated vesting of previously-granted equity-based awards in accordance with the terms of a shareholder approved plan; (b) previously-earned retirement benefits; or (c) other amounts previously earned or accrued under any of the Company’s compensation or benefit plans.

The Compensation Committee of the Board of Directors will have authority to interpret and implement this policy. This policy will not apply to payments under the Change of Control Program until the changes approved on October 10, 2006 become effective.